Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-89332 and No. 333-104260) of Kyphon Inc. of our reports dated March 9, 2004 relating to the consolidated financial statements and financial statement schedule, which appear in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP

San Jose, California

March 10, 2004